Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in Carbon Natural Gas Company’s Registration Statement on Form S-1 of our report dated March 31, 2018, relating to the consolidated financial statements of Carbon Appalachian Company, LLC, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
May 25, 2018